EXHIBIT 99.1

Group Members

The following persons and entity may be deemed members of a group with respect to the beneficial ownership of shares of common stock of Argonaut Group, Inc.:

Singleton Group LLC

Christina Singleton Mednick

William W. Singleton

Donald E. Rugg